Exhibit 99.8(U)

AMENDMENT NO. 1 TO THE

VARIABLE PRODUCT SERVICES AGREEMENT

THIS AMENDMENT, dated as of December 20, 2010, between National Integrity Life Insurance Company (“Servicer”) and Rydex Distributors, LLC is made to the Variable Product Services Agreement, dated as of January 1, 2008, between the Servicer and Rydex Distributors, Inc. (“RDI”) (the “Agreement”).  Terms not defined in this Amendment shall have the meaning ascribed to them in the Agreement.

WHEREAS, RDI changed its state and form of organization from a Maryland corporation to a Kansas limited liability company, effective August 2, 2010;

WHEREAS, the Servicer and RDI desire to amend the Agreement to update RDI’s name within the notice provision of the Agreement;

NOW, THEREFORE, in consideration of the promises and mutual covenants hereinafter contained, the parties agree as follows:

1.             Article IV of the Agreement shall be amended with the following:

To RDI:

Rydex Distributors, Inc.

9601 Blackwell Road

Rockville, MD  20850

Attn:  Carl Resnick

Replace with:

If to RDI:

Rydex Distributors, LLC

9601 Blackwell Road

Rockville, MD  20850

Attn:  General Counsel

2.             Except as modified hereby, all other terms and conditions of the Agreement shall remain in full force and effect.

3.             This Amendment may be executed in two or more counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same Amendment.

NATIONAL INTEGRITY LIFE INSURANCE COMPANY		RYDEX DISTRIBUTORS, LLC

By:	/s/ Kevin L. Howard	By:	/s/ Keith A. Fletcher
Name: Kevin L. Howard		Name: Keith A. Fletcher
Title: SVP and General Counsel		Title: Senior Vice President